Exhibit 99.1

P.F. CHANG’S CHINA BISTRO, INC.

DAWN HUDSON JOINS P.F. CHANG’S BOARD OF DIRECTORS

SCOTTSDALE, ARIZONA, February 12, 2010 – P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) today announced the appointment of Dawn E. Hudson to its board of directors, effective February 11, 2010. Ms. Hudson, who brings substantial management experience in business strategy, marketing, and executive leadership, will also serve as a member of the Company’s compensation and executive development committee.

“I am delighted to welcome Dawn to the board of directors of P.F. Chang’s. Her wealth of knowledge, including her significant experience in food service and marketing, will continue to enhance the strength of our board,” said Rick Federico, Chairman and Co-CEO.

Ms. Hudson currently serves as Vice Chairman of The Parthenon Group, an advisory firm specializing in business strategy consulting, since March 2009. She was President and Chief Executive Officer of Pepsi-Cola North America (PCNA), the multi-billion dollar refreshment beverage unit of PepsiCo, Inc. in the United States and Canada, and Chief Executive Officer of the PepsiCo Foodservice Division, from March 2005 until November 2007. From May 2002 to March 2005, Ms. Hudson served as President of PCNA. Ms. Hudson previously served as Senior Vice President, Strategy and Marketing, for PCNA from 1997 to 2002. Ms. Hudson also has international experience from her initial position at Pepsico where she served as Executive Vice President of Sales and Marketing. Prior to joining PepsiCo, Ms. Hudson spent 13 years in the marketing, advertising and branding strategy arena with leadership positions at major agencies such as D’Arcy Masius Benton & Bowles and Omnicom.

Ms. Hudson currently serves as a board member of Lowe’s Companies, Inc., where she is a member of the Compensation Committee and the Governance Committee, and Allergan, Inc., where she is a member of the Audit and Finance Committee and the Organization and Compensation Committee. Additionally, she serves as Chairperson of the Board for the Ladies Professional Golf Association, or LPGA. In 2006 and 2007, Ms. Hudson was named among Fortune Magazine’s “50 Most Powerful Women in Business.”

P.F. Chang’s China Bistro Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared pan-Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility.

Contact
Allison Schulder
(480) 888-3000
allison.schulder@pfcb.com